                                                                    EXHIBIT 10.4

NOTE: The Company is seeking confidential treatment with respect to certain information contained in this agreement. Therefore, such information (which is identified by an asterisk) has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                         MARKETING SERVICES AGREEMENT
                         ----------------------------


     THIS AGREEMENT, dated as of December 8, 1995 is between Zenith Goldline Pharmaceuticals, Inc., a Florida Corporation with offices at 140 Legrand Avenue, Northvale, New Jersey 07647 ("Zenith") and MIM Strategic Marketing, LLC, a Rhode Island limited liability company with offices at 25 North Road, Peace Dale, Rhode Island 02883 ("MIM").

                                   RECITALS
                                   --------

     Zenith manufactures and sells generic and non-prescription pharmaceutical products. MIM has expertise in the marketing of prescription and OTC pharmaceutical products to pharmacies and pharmacy buying networks. Zenith and MIM desire that MIM be retained by Zenith to provide Zenith with consulting and marketing services to assist Zenith in marketing and promoting sales of its products and distributing its products more efficiently, all on and subject to the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.   DEFINITIONS.
     -----------

     In addition to terms defined elsewhere in this Agreement, when used in this Agreement the terms set forth below shall have the meanings indicated.

     1.1  "Affiliate" means, with respect to a Person, any other Person
           ---------
controlling, controlled by, or under common control with such Person.

     1.2  "Base Profit" for a month means [*] Dollars ($[*]).
           -----------

     1.3  "Customer" means an individual who purchases a Product from a Pharmacy
           --------
in the Territory, which purchase is not directly or indirectly covered or funded in whole or in part by any state or federal Medicaid program or plan.

     1.4  "Effective Date" means the date this Agreement becomes effective as
           --------------
provided in Section 8.1.

     1.5  "Incremental Profit" for a month means the difference between (i) the
           ------------------
Profit for such month, and (ii) the Base Profit.

     1.6  "Pharmacy" means a retail pharmacy in the Territory and does not
           --------
include any location outside of the Territory.

     1.7  "Person" means any natural person, corporation, unincorporated
           ------
organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

     1.8  "Product" means the medications listed on Schedule 1.8 hereto which
           -------
are sold by Zenith and recognized as generic prescription drugs or over-the-counter medications under applicable law. By notice to MIM, Zenith will add any other new medications manufactured and sold by Zenith to Schedule 1.8 upon agreement between the parties as to appropriate adjustments to Base Profit and SRA Percentage.

     1.9  "Profit" for a month means the sum of the following amount calculated
           ------
for all Products, less amounts not collected from purchasers after reasonable collection efforts: the product of (i) the number of Units of the Products sold by Zenith during said month to Pharmacies which are dispensed by said Pharmacies to Customers, multiplied by (ii) the difference between the Unit Net Sales and the Unit Cost of said Product for such month. Number of Units sold shall be determined in accordance with Section 4.4.

     1.10  "SRA Percentage" means the amount of Zenith's average sales returns
            --------------
and allowances experience with respect to products, expressed as a percentage of Unit Price and calculated by Zenith in accordance with Zenith's records. The SRA Percentage for the period from the date of this Agreement through December 31, 1996 shall be [*]%. The SRA Percentage for each subsequent calendar year during the term of this Agreement shall be the quotient of forecasted total sales returns and allowances divided by total sales approved by Zenith for its business plan for such year.

     1.11  "Territory" means the geographic area set forth in Schedule 1.11.
            ---------

     1.12  "Unit" means the selling unit (SKU) of a Product.
            ----

     1.13  "Unit Cost" with respect to a Product means Zenith's standard cost to
            ---------
produce or acquire a Unit of the Product as determined by Zenith from time to time for financial accounting purposes.

     1.14  "Unit Net Sales" with respect to a Product for a month means the Unit
            --------------
Price, minus an amount actual to the product of the SRA Percentage multiplied by the Unit Price.

     1.15  "Unit Price" means the monthly average gross selling price charged by
            ----------
Zenith for such Product, calculated by Zenith in accordance with Zenith's records.

2.   SERVICES OF MIM.
     ---------------

     2.1 Zenith hereby engages MIM to provide to Zenith the following services ("Services") and MIM hereby accepts such engagement:

          (a) MIM will consult with and assist Zenith in connection with the marketing and promotion of sales of Products in the Territory.

          (b) By the thirtieth day following the end of each calendar quarter, MIM will provide Zenith with a written report which forecasts the aggregate quantity of each Product that retail pharmacies in the Territory are expected to dispense to Customers during each of the succeeding twelve months.

          (c) Within ninety (90) days after the and of each calendar quarter, MIM will provide Zenith with a written report which compares the aggregate quantity of each Product expected to be dispensed and actually dispensed to Customers during the immediately preceding calendar quarter.

          (d) MIM will perform periodic surveys of selected Pharmacies to determine the causes of variances in the forecasted quantity of each Product expected to be dispensed by Pharmacies to Customers as compared to the actual quantity so dispensed, and will provide a minimum of one written report to Zenith with respect thereto each calendar year.

          (e) MIM will consult with Zenith and assist Zenith with respect to the development and implementation of an automated distribution system that allows Pharmacies to order and/or pay for Zenith Products through existing claims processing or other systems.

          (f) MIM will perform periodic surveys of the prices currently being paid by Pharmacies to purchase each product that competes with each Product, and will provide Zenith with periodic written reports in connection therewith.

          (g) In providing services to Zenith hereunder, MIM shall use its best efforts, skills and abilities and devote such time as may be necessary to promote the Products and to diligently and competently perform its duties under this Agreement.

          (h) During the Term, MIM shall at all times have at least two sales and marketing employees working full time for MIM.

     2.2 MIM shall be solely responsible for the payment of all expenses incurred by it in connection with the performance of its duties hereunder, including but not limited to correspondence, telephone, travel, hotels, meals and other expenses.

3.   RIGHT OF FIRST REFUSAL.
     ----------------------

     MIM agrees that during the Term, neither MIM nor any Affiliate of MIM, at any time or from time to time, will directly or indirectly (i) request or consider any proposal from any other manufacturer or seller of generic or over-the-counter medications to enter into any arrangement the same or similar to that contemplated by this Agreement, with respect to any state or region, without at the same time requesting a proposal from Zenith, or (ii) accept any such proposal from or negotiate or enter into any agreement with any such other manufacturer or seller without first offering such arrangement to Zenith on an exclusive basis and on the same terms and conditions proposed by such other manufacturer or seller. MIM will cause its Affiliates to comply with this
Section 3.

4.   COMPENSATION.
     ------------

     4.1 As full compensation for MIM's performance of the Services and MIM's observance and performance of all of the provisions hereof, for each calendar month during the Term, Zenith shall pay MIM an amount equal to [*]% of the Incremental Profit for such month until the aggregate, cumulative amount of all such payments totals $[*] and thereafter an amount equal to [*]% of the Incremental Profit for such month, in each case adjusted to take into account underpayments and overpayments for prior months. If for any month Zenith's Profit is less than the Base Profit, the amount of the deficiency shall be carried over to the following month and added to the Base Profit for purposes of calculating Incremental Profit for such month. For any period less than a full calendar month, the amount of the payment will be the applicable percentage of the Incremental Profit for the number of days this Agreement is in effect during such month. The payment with respect to a calendar month will be payable within 60 days after the end of such month. All payments shall be made by check made playable to MIM or by such other means as are mutually agreed to by the parties.

     4.2 Zenith will provide the following information to MIM in a format to be agreed upon by the parties:

          (a) within forty-five (45) days after the end of each calendar month during the Term, the estimated number of Units of each Product sold to non-warehousing Pharmacies during such month and the estimated amount of Unit Net Sales, based on Zenith's records as to direct sales to non-warehousing Pharmacies and, with respect to generic prescription drug Products, on reports received by Zenith from its wholesalers as to indirect sales; and

          (b) by January 1 of each calendar year during the Term, the Unit Cost for each Product.

     4.3 As soon as practicable, within forty-five (45) days after the end of each calendar month during the Term, Pro-Mark will provide to Zenith, in a format to be agreed upon by the parties, documentation submitted by Pharmacies evidencing the number of Units of each Product, by NDC Code, sold by Zenith to Pharmacies during said month.

     4.4 The number of Units of each Product sold by Zenith to Pharmacies which are dispensed by said Pharmacies to Customers during a calendar month shall be determined as follows: With respect to generic prescription drugs, the number of Units sold shall be such number as can be verified as sold to non-warehousing Pharmacies and dispensed to Customers by Zenith's invoices with respect to direct sales to such Pharmacies and Zenith's chargeback data with respect to sales to wholesalers. With respect to over-the-counter medications, the number of Units sold shall be such number as can be verified as sold to non-warehousing Pharmacies and dispensed to Customers by Zenith's Invoices with respect to direct sales to such Pharmacies. Any Units of Products sold not covered by the foregoing shall not be included in the calculation of Profit.

     4.5 During the Term and continuing for a period of two (2) years after the end of the Term, each party will keep and maintain records in sufficient detail to document the calculation of Profit pursuant to this Agreement. Each party shall have the right, at its own expense, to have an independent certified public accountant reasonably acceptable to the other party examine the relevant books and records and supporting data of the other party upon prior written notice, during normal business hours and no more than once each calendar year to the extent necessary to verify the accuracy and completeness of such data. Said public accountant shall be obligated to maintain the confidentiality of such books and records as to third parties.

5.   OWNERSHIP OF INFORMATION.
     ------------------------

     All reports, research, data, work product and other information of any kind developed or produced by MIM for Zenith ("Information") shall be the sole and exclusive property of Zenith, and MIM shall deliver such Information to Zenith promptly upon Zenith's request, and upon termination or expiration of this Agreement.

 6.  REPRESENTATIONS AND WARRANTIES OF MIM.
     -------------------------------------

     6.1 MIM is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Rhode Island, with full power and authority to enter into this Agreement and to perform its obligations hereunder.

     6.2 This Agreement has been duly and validly authorized, executed and delivered by MIM and constitutes the legal, valid and binding obligation of MIM, enforceable against MIM in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

     6.3 MIM has (i) no other obligations or commitments of any kind to any person, association, firm, corporation or other entity which would in any way interfere with its acceptance, or the full performance of its obligations hereunder or the exercise of its best efforts in the performance of its duties hereunder; and (ii) the full right and authority to enter into this Agreement and to perform all of MIM's obligations hereunder; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of law or regulation or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any agreement or understanding by which MIM is bound, and do not require any consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority or any other person.

7.   REPRESENTATIONS AND WARRANTIES OF ZENITH.
     ----------------------------------------

     7.1 Zenith is a corporation duly organized and validly existing under the laws of the State of Florida, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     7.2 This Agreement has been duly and validly authorized, executed and delivered by Zenith and constitutes the legal, valid and binding obligation of Zenith, enforceable against Zenith in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

8.   TERM AND TERMINATION.
     --------------------

     8.1 The term of this Agreement ("Term") shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions hereof, and on the third anniversary of the date hereof. The "Effective Date" shall be the date that two full-time sales and marketing employees have been employed by and have commenced working full-time exclusively for MIM.

     8.2 This Agreement may be terminated immediately upon written notice by a party if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of creditors, files a petition in bankruptcy, or has filed against it a petition in bankruptcy or has a receiver appointed for a substantial part of its assets and such petition or appointment is not discharged within 60 days.

     8.3 In the event of a material breach by a party of any representation, warranty or obligation of it under this Agreement, which breach continues for a period of 30 days after notice thereof is given to the breaching party by the other party, then the other party shall have the right to terminate this Agreement upon giving the breaching party at least 10 days prior written notice of its intention to take such action, and, upon the expiration of said 10-day period, this Agreement shall terminate.

     8.4 In the event the average Profit for any consecutive three months (i.e., the quotient of the Profit for such three-month period divided by three)
 ----
is (i) equal to or less than the Base Profit or (ii) less than [*]% of the average Profit for any consecutive three months within the preceding twelve-month period (in each case other than because of the failure of Zenith to meet its supply obligations to its customers), and if, after notice thereof from Zenith to MIM given no later than 30 days following the end of such three-month period, the Profit for the second calendar month following such three-month period is not equal to or greater than the amounts referred to in clauses (i) and (ii), then Zenith shall have the right to terminate this Agreement effective upon written notice to MIM.

     8.5 The termination of this Agreement for any reason shall not affect any right or obligation of a party which accrues prior to the date of termination or any rights or obligations which by their express terms survive termination of this Agreement.

9.   GENERAL PROVISIONS.
     ------------------

     9.1 MIM recognizes and acknowledges that by virtue of its engagement pursuant to this Agreement, it may acquire or be privy to certain information which Zenith desires to maintain secret and confidential, including but not limited to Information relating to the financial condition, business or operations of Zenith and its affiliates, marketing and sales data and techniques of Zenith and its affiliates, including but not limited to names and addresses of customers and suppliers, sources of leads, methods of obtaining new business and methods of product pricing, and any and all other information, data, reports, records, know-how and trade secrets relating to Zenith which MIM may heretofore or hereafter have received or had access to (all such information being hereinafter referred to as "Confidential Information"). MIM shall keep all Confidential Information confidential, shall not disclose Confidential Information to any Person (except to those of its employees who need to use such information for MIM to perform its obligations under this Agreement provided that MIM has obligated such employees to maintain the Confidential Information in confidence and not to use or disclose the information except as permitted under this Agreement), and shall not use Confidential Information for any purpose other than as necessary to perform its obligations under this Agreement. The obligations and restrictions of this Section 9.1 shall not apply to Confidential Information that is in the public domain through no fault of MIM, which is received by MIM from an unaffiliated third party having the lawful right to disclose the information without violation of any contractual or fiduciary obligation, or which is required by law to be disclosed. Upon the expiration or termination of this Agreement, MIM shall promptly deliver to Zenith all Confidential Information, including all materials incorporating any Confidential Information, without making or retaining any copies or excerpts thereof. Notwithstanding any provisions of this Agreement to the contrary, the provisions of this Section 9.1 shall be affective and binding upon MIM as of the date of this Agreement, and said provisions shall survive any termination or expiration of this Agreement and continue in full force and effect.

     9.2 It is understood and agreed that MIM is an independent contractor and that MIM shall have no right or authority, express or implied, to assume or create any obligation on behalf of Zenith. This Agreement shall not constitute or be construed as creating a partnership or joint venture or relationship of principal and agent between the parties, and Zenith shall not be liable for any debts or obligations of the MIM. MIM shall not in any way be considered as being an agent or representative of Zenith in any dealings with any third party, and MIM may not act for, or bind, Zenith in any such dealings. The provisions of this Agreement are for the exclusive benefit of the parties to this Agreement, and no other Person shall have any right or claim against any party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any party to this Agreement.

     9.3 All notices given to a party under this Agreement shall be in writing and shall be deemed to be duly given upon receipt and shall be mailed certified mail, return receipt requested, postage prepaid, or mailed first class mail, postage prepaid, or sent by facsimile transmission or overnight mail or courier service, to the party at its address set forth below, or to such other address as the party may subsequently designate by notice given in such manner:

          If to MIM
          ---------

               MIM Strategic Marketing, LLC
               25 North Road
               Peace Dale, Rhode Island  02883
               Attention:  President
               Facsimile:  (401) 783-3557

               with a copy to
               --------------

               MIM Strategic Marketing, LLC
               25 North Road
               Peace Dale, Rhode Island  02883
               Attention:  General Counsel
               Facsimile:  (401) 783-3557

          If to Zenith
          ------------

               Zenith Goldline Pharmaceuticals, Inc.
               140 Legrand Avenue
               Northvale, New Jersey  07647
               Attention:  President
               Facsimile:  (201) 767-3804

               with a copy to
               --------------

               IVAX Corporation
               8800 N.W. 36th Street
               Miami, Florida  33178-2404
               Attention:  General Counsel
               Facsimile:  (305) 590-2615

     9.4 This Agreement, including the Schedules attached hereto and hereby incorporated herein, contain the entire agreement between the parties respecting the subject matter hereof, superseding all prior oral and written agreements and understandings between the parties with respect thereto.

     9.5 This Agreement may not be modified or amended except by a writing signed by both parties.

     9.6 The failure of a party to enforce at any time any provision of this Agreement shall not be a waiver of the provision or prevent the party from subsequently enforcing the provision. No waiver of any provision of this Agreement will be effective unless given in a writing signed by the party charged with the waiver, and no such waiver will be deemed a waiver of any other or subsequent breach of the same or any other provision.

     9.7 Neither party shall have the right to assign or subcontract all or any part of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that Zenith may, without such consent, assign this Agreement in whole or in part to any affiliate of Zenith or any person or entity that acquires substantially all of the assets or stock of Zenith or acquires or is otherwise combined with Zenith in a merger or some other form of business combination. This Agreement shall be binding upon and inure to the benefit of each party, its successors and its permitted assigns.

     9.8 Noncompliance with any obligation (other than an obligation to pay money) under this Agreement for reasons of force majeure, such as acts of God; acts, regulations or laws of any government; war or civil commotion; explosion, fire or storm; labor disturbance; failure of public utilities or common carrier, or any other cause beyond the reasonable control of a party, will not constitute a breach of the Agreement.

     9.9 MIM shall not use the name or trademarks of Zenith in any advertisement or publicity or for any other purpose, without the prior review and written approval of Zenith.

     9.10 If any provision of the Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be interpreted and enforced without the invalid or unenforceable provision to the fullest extent permitted by law.

     9.11 This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to the conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


MIM STRATEGIC MARKETING, LLC            ZENITH GOLDLINE
                                        PHARMACEUTICALS, INC.


By:                                     By:

/s/ Todd R. Palmieri                    /s/ Richard H. Friedman
- -----------------------                 --------------------------
Name:  Todd R. Palmieri                 Name:  Richard H. Friedman
Title: President                        Title: Vice President

                                 SCHEDULE 1.10

                                   TERRITORY
                                   ---------


The Territory shall be the State of Tennessee and any other geographical area that may be agreed upon in a writing signed by an authorized representative of each of the parties hereto.